WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE:

December 22, 2016

FOR MORE INFORMATION, CONTACT:

Cathy Jocelyn

Assistant Vice President, Marketing Manager

(413) 572-4224 / cjocelyn@westfieldbank.com

SBA NAMES Westfield bank
TOP WESTERN MASSACHUSETTS 3RD PARTY LENDER BY DOLLARS AND VOLUME FOR 2016

Westfield, MA—Westfield Bank has been recognized as the top 3rd party lender in Western Massachusetts in terms of dollars and volume for 2016, according to the Massachusetts District Office of the U.S. Small Business Administration (SBA). Westfield Bank was among 20 participating lenders in Western Massachusetts in 2016.

As an SBA Lender, Westfield Bank lends to small businesses with the SBA acting as the guarantor of the loan. To enhance small business growth, the Massachusetts District Office of the SBA works with banks to support thousands of loans to local businesses in Massachusetts each year totaling more than $650 million.

"It is important to recognize lenders from western Massachusetts for great activity and a commitment to small business,” said Robert Nelson, SBA Massachusetts District Director. “Westfield Bank produced a significant amount of GROW loans (formerly known as 504 loans) for the community, helping to grow jobs and to increase economic development, which is the reason for the award and recognition. Congratulations to Westfield Bank for truly a great year helping small businesses to purchase or improve owner occupied commercial real estate and/or equipment.”

Westfield Bank President and CEO James C. Hagan called the award an honor, saying that it represents a core commitment of the Bank. “Small businesses are part of the lifeblood of our communities and our roots as a community bank make strengthening our local economies, business by business, an imperative for us and the people we serve,” said Hagan. “Support from our customers has allowed Westfield Bank to grow to the point where our Business Team can work with businesses of any size and that includes sole proprietorships, mom and pops, businesses that are just starting out, and others. It’s a privilege to help people make their dreams come true.”

About Westfield Bank

Westfield Bank is a federally chartered stock savings bank that is insured by the Federal Deposit Insurance Corporation (FDIC). Founded in 1853, the Bank has twenty-one full-service offices in Agawam, Chicopee, East Longmeadow, Feeding Hills, Holyoke, Ludlow, South Hadley, Southwick, Springfield, Ware, Westfield, and West Springfield, Massachusetts; and Enfield and Granby, Connecticut.